EXHIBIT 10.4

March 17, 2014

Mr. Stephen F. Edwards
c/o Cosi, Inc.
1751 Lake Cook Road, Suite 600
Deerfield, Illinois  60015

Re: Executive Chairman of the Board of Directors of Cosi, Inc.

Dear Mr. Edwards:

This letter confirms our agreement with respect to your re-appointment as Executive Chairman of the Board of Directors (the “Board”) of Cosi, Inc., a Delaware corporation (the “Company”), effective as of March 17, 2014 (the “Effective Date”).

1.          The Board has asked you to serve as Executive Chairman of the Board, effective as of the Effective Date, and you agree to accept that position.  In the capacity of Executive Chairman, you will:

•	assist with transitioning the chief executive officer role to the newly appointed President & Chief Executive Officer (“CEO”) of the Company;

•	lead the evaluation of significant transactions;

•	chair the meetings of the Board and otherwise administer the affairs of the Board;

•	serve as the primary liaison between the Board and the Company’s management;

•	provide guidance to the CEO and other management in the development of the Company’s strategic plan and annual budget; and

•	support the senior management’s interactions with stockholders, analysts and other external constituencies.

2.          As Executive Chairman, you will serve at the pleasure of the Board.  Your appointment as Executive Chairman may be terminated at any time by the Board (“Initial Term”) and will terminate unless renewed at the end of one year (including any extensions, the “Term”), unless extended by mutual agreement of you and the Board.  As remuneration for your service as Executive Chairman, you will receive base compensation at a gross rate of (a) $300,000 per annum for a period of six months following the Effective Date, and (b) $100,000 per annum for the remaining balance of the Term, subject to withholding, pro-rated for any partial year, and payable in accordance with the Company’s practices.

3.          You will also be eligible to receive 200,000 shares of restricted common stock, par value $.01, of the Company, with the grant date being the Effective Date (the “Grant Date”).  This grant will vest as follows:  (a) 100,000 shares will vest immediately on the Grant Date, and (b) 100,000 shares will vest in four equal quarterly installments, of which 25,000 shares will vest on June 17, 2014; 25,000 shares will vest on September 17, 2014; 25,000 shares will vest on December 17, 2014, and the remaining 25,000 shares will vest on March 17, 2015, it being understood and agreed that if you voluntarily resign your position as Executive Chair prior to the end of the Initial Term, and, any shares remaining unvested as of the effective date of your resignation shall be forfeited.

4.          Any reasonable business expenses you actually incur, as Executive Chairman, will be reimbursed according to policies the Company may adopt from time to time upon periodic presentation by you to the Company of an itemized account including reasonable substantiation of such expenses.

5.           In addition, you shall participate in any benefit plans and programs the Company may maintain, from time to time, for members of the Board.

6.          This Agreement constitutes the entire agreement and understanding between you and the Company and the Board in connection with your services as Executive Chairman and, except in accordance with this Agreement, you will receive no other compensation for your services to the Company during the Term hereof.

7.          This Agreement and the rights and obligations of the parties to it shall be governed by and construed in accordance with the laws of the State of Illinois.   This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

If the foregoing accurately sets forth the terms and conditions of your engagement as Executive Chairman of the Board of Directors of Cosi, Inc., please so indicate by executing this letter in the space provided below.

Very truly yours,

COSI, INC.

By:	/s/ Mark Demilio
Name: Mark Demilio
Title: Chairman of the Board, Chairman of the Compensation Committee of the Board

Accepted and agreed:

_/s/ Stephen F. Edwards_________________
Mr. Stephen F. Edwards

Date:  ___________________________